Exhibit 10.51
*** = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
OFFTAKE SUPPLY AGREEMENT
(Origin 2)
THIS OFFTAKE SUPPLY AGREEMENT (the “Agreement”) dated as of August 1, 2022 (the “Effective Date”), is made between Origin Materials Operating, Inc. (formerly known as Micromidas, Inc.), a Delaware Corporation (“Seller”), and Danone Asia Pte Ltd, a limited liability company organized and existing under the laws of Singapore (“Buyer”). Each of Seller and Buyer may sometimes be referred to individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Seller is constructing a commercial-scale manufacturing facility referred to internally as “OM2” located in Geismar, Louisiana (the “Plant”) to manufacture intermediate chemicals, including, without limitation, 5 Chloromethyl Furfural (“CMF”), and to convert such CMF into Low Carbon-pX (“Low Carbon-pX”);
WHEREAS, Buyer is a worldwide leading company specializing in the production and distribution of dairy products, beverages/waters, medical nutrition food and baby food, and is interested in securing a supply of Low Carbon-pX;
WHEREAS, substantially concurrently with the execution of this Agreement, Buyer and Seller are entering into a separate Capacity Reservation Agreement, whereby Buyer will reserve a quantity of Low Carbon-pX manufactured at a commercial-scale manufacturing facility being constructed by Seller referred to internally as “OM3” (the “OM3 Capacity Reservation Agreement”); and
WHEREAS, Buyer wishes to purchase from Seller and Seller wishes to sell to Buyer the Offtake Amount (as defined below) of Low Carbon-pX produced at the Plant, subject to the terms and conditions in this Agreement.
NOW, THEREFORE, for the consideration and pursuant to the mutual covenants hereinafter set forth, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:
ARTICLE 1
DEFINITIONS AND CONSTRUCTION
As used herein, the following terms shall have the meanings ascribed to them:
1.1    “Affiliate” means any Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise. Any Person shall be deemed to be an Affiliate of any specified Person if such Person owns fifty percent (50%) or more of the voting securities of the specified Person, if the specified Person owns fifty percent (50%) or more of the voting securities of such Person, or if fifty percent (50%) or more of the voting securities of the specified Person and such Person are under common control.
1.2    “Applicable Law” means, with respect to any Person, property or matter, any of the following applicable thereto: any statute, law (including environmental laws), regulation, ordinance, rule, judgment, rule of common law, order, decree, governmental approval, concession, grant, franchise, license, agreement, directive, ruling, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation, construction or administration of any of the foregoing, by any Governmental Authority, in each case as amended.
1.3    “Bankrupt” means a Party, any of its direct or indirect parent companies, as the case may be, that (a) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (b) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (c) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (d) institutes a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, which petition is not dismissed within ninety (90) days of after the commencement of any such proceeding; (e) has a resolution passed for its winding-up, official management or liquidation, other than pursuant to a consolidation, amalgamation or merger; (f) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for all or substantially all of its assets; (g) has a secured party take possession of all or substantially all of its assets, or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets; (h) files an answer or other pleading admitting or failing to contest the allegations of a petition filed against it in any proceeding of the foregoing nature; (i) causes or is subject to any event with respect to which, under Applicable Law, has an analogous effect to any of the events specified in clauses (a) through (h) inclusive; or (j) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
1.4    “Change of Control” means, with respect to any Person:
(a)    any sale or issuance, or series of sales and/or issuances, of equity of such Person which results in any other Person or Persons owning equity of such first mentioned Person which results in the acquiring Person possessing the voting power (under ordinary circumstances) to elect a majority of such Person’s board of directors, if such Person is a corporation, and if such Person is a limited liability company, partnership, association or other business association, a majority of the ownership interests thereof;
(b)    any sale, lease or other transfer of all or substantially all of the assets of such Person and/or its subsidiaries on a consolidated basis in any transaction or series of transactions; or
(c)    any merger, consolidation or exchange to which such Person or the direct or indirect holders of its equity are a party and as a result of which any other Person or Persons owns, directly or indirectly, equity of such first mentioned Person possessing the voting power (under ordinary circumstances) to elect a majority of such Person’s board of directors, if such Person is a corporation, and if such Person is a limited liability company, partnership, association or other business association, a majority of the ownership interests thereof.
For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of the limited liability company, partnership, association, joint venture or other business entity gains or losses or shall be or control any manager, managing director, general partner or other Person with similar authority of or over such limited liability company, partnership, association, joint venture or other business entity, or owns, directly or indirectly, equity of any other business entity possessing the voting power (under ordinary circumstances), to elect a majority of such business entity’s governing body. Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred as a result of any assignment in accordance with Section 9.13 and/or 9.23 below.
1.5    “Commercial Operation Date” means the date on which the Plant begins the commercial- scale production and the sale of Low Carbon-pX, provided, however, that the production and sale to Buyer of Low Carbon-pX is of the essence of this Agreement to Buyer.

1.6    “Competitor” means those competitors listed on Exhibit I attached hereto.
1.7    “Contract Year” means a three hundred sixty-five (365) or three hundred sixty-four (364), as applicable, day period first beginning on the Start Date and ending on the first anniversary of the Start Date, and then each subsequent three hundred sixty-five (365) or three hundred sixty four (364), as applicable, day period over the course of the term of this Agreement.
1.8    “Feedstocks” means the cellulosic or carbohydrate material used by the Seller in the manufacture of CMF or Low Carbon-pX, in each case that (i) qualify as second generation feedstock, (ii) are not consumed by humans or animals directly or indirectly as food, and (iii) comprise and are limited to one or more of the following components: wood, wood products or by-products, corn stover, corn fiber, oat hulls, bagasse, old corrugated cardboard or paper, palm biomass (including empty fruit bunches, fronds and trunks) and molasses/blackstrap, ethylene derived from recovered or recaptured carbon dioxide, and sugars or other products derived from any of the above. The addition of any components to Feedstocks, other than those listed above and incidental or de minimus quantities of unlisted components will be subject to Buyer’s prior written approval.
1.9    “Force Majeure” means any of the following events: (a) war, civil war, invasion, rebellion, revolution, insurrection, riot, terrorist acts; (b) epidemics, pandemics, local disease outbreaks, public health emergencies and quarantines and government orders relating thereto; (c) strikes or labor disputes (however, strikes or labor disputes related to the Party claiming Force Majeure shall not be considered as Force Majeure); (d) natural disasters (fire, flood, earthquake, storm, etc.); (e) embargo, economic sanctions; (f) orders, request or directive of any Governmental Authority; (g) energy (oil, electricity, etc.) shortages and major disruptions in transportation (including accidents, vessel damage, closings of facilities or navigation mechanisms, etc.), and (h) any other unforeseeable circumstances beyond the control of the Parties against which, by the exercise of reasonable due diligence, such Party could not reasonably have been able to avoid or overcome.
For purposes of this definition, the following events or circumstances will not constitute a Force Majeure event: (i) strikes specifically related to the Party claiming a Force Majeure event; (ii) Feedstock sourcing shortage (with the exception that the Seller can demonstrate a raw material sourcing unavailability in the whole market); and (iii) general market conditions or unprofitable operations.
1.10    “Governmental Authority” means any national, regional, state, local or municipal government, any political subdivision, agency, commission or authority thereof (including any maritime authorities, port authority or any quasi-governmental agency) having jurisdiction over a Party, the Plants, a vessel, or any of the activities contemplated by this Agreement, and acting within its legal authority.
1.11    “Intellectual Property Rights” means any or all of the following and all rights associated therewith: (i) all domestic and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all mask works, mask work registrations and applications therefor; (v) all industrial designs and any registrations and applications therefor; (vi) all trade names, domain names, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith; and (vii) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded and all documentation related to any of the foregoing.
1.12    “Interest Rate” means the lesser of [***] per annum and the highest rate permitted by law.
1.13    “Material Adverse Change” means any event, circumstance, development, state of facts, occurrence, change or effect that has had or would reasonably be expected to result in a material adverse change in (a) the business, properties, assets (tangible and intangible), condition (financial or otherwise) or results of operations of a Party or (b) the ability of a Party to perform its obligations under this Agreement. “Material Adverse Change” shall not include any Force Majeure event which will be governed by Article 4.
1.14    “Maximum Offtake Amount” means [***] metric tonnes per Contract Year of Low Carbon-pX produced at the Plant.
1.15    “Offtake Amount” means up to [***] metric tonnes per Contract Year of Low Carbon-pX produced at the Plant, the exact amount to be specified in the Buyer Offtake Notice, which amount will be purchased by Buyer for the Price in equal installments per Production Period.
1.16    “Person” means any individual, corporation, partnership, limited liability company, association, joint venture, trust, or other organization of any nature or kind.
1.17    “Production Period” means, a specific number of periods contained in a Contract Year, to be mutually determined by the Parties in writing prior to the Start Date.
1.18    “Reserved Capacity” shall have the meaning specified in the OM3 Capacity Reservation Agreement.
1.19    “Start Date” means a date mutually determined by the Parties for the first Delivery Date under this Agreement. The Parties shall meet to determine the Start Date on or after the date on which all of the conditions precedent set forth in Section 2.3 have been fulfilled, and shall take into account any time reasonably necessary for Seller to complete the start-up and commissioning of the Plant and any required ramp-up in the production of Low Carbon-pX.
1.20    “Taxes” mean any and all ad valorem, production, conservation, gross receipts, import, export, privilege, sales, use, value-added, goods and services, consumption, excise, transaction, environmental, and other taxes, governmental charges, duties, licenses, fees, permits, and assessments.
1.21    “Third Party Manufacturer” means any third party with which Seller contracts from time to time, to convert CMF to Low Carbon-pX; provided, that Seller agrees to provide written notice to Danone promptly after it confirms the identity of any Third Party Manufacturer, but in any event within [***] days of when any material produced at the Plant is sent to such Third Party Manufacturer for conversion; provided, further, that if such Third Party Manufacturer is a Competitor, Seller shall obtain Danone’s written consent, not to be unreasonably withheld, conditioned or delayed, prior to entering into any contract with such Third Party Manufacturer to convert CMF to Low Carbon-pX.
1.22    “Total Offtake Amount” means the amount of Low Carbon-pX equal to the product of the Offtake Amount and the number of years in the Term.
ARTICLE 2
PURPOSE; CONDITIONS PRECEDENT; TERM
2.1    Purpose. The Parties agree that, subject to the satisfaction of the conditions precedent in Section 2.3 below:
(a)    they intend for this Agreement to be a “take or pay” offtake agreement backed by credit and sufficient to support project financing; and
(b)    pursuant to the terms of this Agreement (i) Seller shall manufacture CMF and Low Carbon-pX at the Plant and supply Low Carbon-pX to Buyer according to the terms of this Agreement; and (ii) Buyer shall order Low Carbon-pX from Seller and Buyer shall pay Seller for such Low Carbon-pX according to the terms of this Agreement.

2.2    Term.
(a)    The term of this Agreement shall commence on the Effective Date and shall remain in full force and effect for ten (10) Contract Years from the Start Date (the “Term”); provided, however, Buyer shall have the right, in the Buyer Offtake Notice, to reduce the Term to a shorter period, but in any event not less than five (5) Contract Years from the Start Date. The Parties shall meet one (1) Contract Year before the expiration of the Term in order to decide whether it shall be renewed or not. Any renewal of this Agreement must be mutually agreeable, be made in writing and the renewal document shall be duly signed by both Parties. The Parties shall not incur any liability by reason of reduction of the Term by Buyer as contemplated above or non-renewal of this Agreement.
(b)    Upon expiration of the Term, or the earlier termination of this Agreement, the settlement provisions hereof shall continue in full force and effect until the final settlement of all accounts hereunder.
2.3    Conditions Precedent. The obligation of the Parties to purchase and sell the Offtake Amount of Low Carbon-pX produced at the Plant, in accordance with this Agreement is subject to the fulfillment of the following two (2) conditions precedent:
(a)    Buyer Offtake Notice Condition.
(i)    Buyer shall have, on or prior to [***] (the “Outside Date”), delivered to Seller written notice (the “Buyer Offtake Notice”) specifying: (i) the precise Offtake Amount it wishes to purchase per Contract Year under this Agreement, but not to exceed the Maximum Offtake Amount; (ii) its election as to whether it will select fossil or non-fossil ethylene for use in the production of the Low Carbon- pX, in accordance with Section 3.3(b), and (iii) any reduction in the length of the Term, if any, in accordance with Section 2.2(a) (the “Buyer Offtake Notice Condition”). Notwithstanding the foregoing, the Parties acknowledge that Seller plans to obtain project financing to develop the Plant, which project financing will require this Agreement to be supplemented by the Buyer Offtake Notice. If Seller provides notice to Buyer that the project financing is in process and that in order to advance the project financing Seller would like to have the Buyer Offtake Condition satisfied prior to the Outside Date, Buyer agrees to use good faith efforts to work with Seller to accomplish the same, it being understood that in no event will Buyer be obligated to satisfy such conditions prior to the Outside Date.
(ii)    If the Buyer Offtake Notice specifies:
A.    An Offtake Amount greater than [***] metric tonnes per Contract Year but less than [***] metric tonnes per Contract Year, then the Parties will work together to satisfy the T&C Condition and this Agreement shall be effective with respect to such Offtake Amount. Additionally, a volume equal to the difference between the Offtake Amount and the Maximum Offtake Amount (the “Remainder Volume”) shall automatically be aggregated to the Reserved Capacity under the OM3 Capacity Reservation Agreement at the Price set forth herein.
B.    An Offtake Amount greater than [***] metric tonnes per year but less than or equal to [***] metric tonnes per Contract Year, Seller shall have the right, upon written notice to the Buyer delivered within [***] days of the Outside Date, to reject such Offtake Amount, upon which the Maximum Offtake Amount shall automatically be aggregated to the Reserved Capacity under the OM3 Capacity Reservation Agreement at the Price set forth herein.
C.    An Offtake Amount of [***] metric tonnes per Contract Year, or if Seller fails to deliver a Buyer Offtake Notice on or before the

Outside Date, then the Maximum Offtake Amount shall automatically be aggregated to the Reserved Capacity under the OM3 Capacity Reservation Agreement at the Price set forth herein.
(iii)    If after the Outside Date, the Offtake Amount hereunder is less than the Maximum Offtake Amount then, on or before the one year anniversary of the Outside Date, as the same may be extended hereunder, (the “Deferred Option Confirmation Date”), Buyer shall have the right, upon written notice to Seller (the “Deferred Option Notice”) to increase the Offtake Amount by up to [***] metric tonnes per Contract Year (provided that in no event will the resulting Offtake Amount be less than [***] metric tonnes), the precise amount of which shall be set forth in the Deferred Option Notice (the “Deferred Option Volume”). If Buyer duly delivers a Deferred Option Notice, then the Reserved Capacity under the OM3 Capacity Reservation Agreement shall automatically be decreased by the Deferred Option Volume. If the Deferred Option Notice is delivered and the Terms and Conditions have not been executed, then the parties shall have [***] days to execute such Terms and Conditions, and if the Terms and Conditions are not executed prior to the expiration of such [***] day period, then either Party shall have the option to terminate this Agreement prior to the Start Date upon written notice to the other Party, following which this Agreement shall automatically terminate, without any liability incurred by the Parties in this regard.
(iv)    If following the Deferred Option Confirmation Date the Offtake Amount is [***], then this Agreement shall automatically terminate and be of no further force or effect, without any liability incurred by the Parties in this regard.
(b)    Construction Condition
(i)    Seller shall have constructed the Plant and the Commercial Operation Date of the Plant shall have occurred by a target date to be specified in the Terms and Conditions (the “Outside Commercial Operation Date”), subject to extension on a day for day basis upon the occurrence of a Force Majeure event (the “Construction Condition”).
(ii)    Seller shall provide Buyer periodic updates with respect to the status of the construction of the Plant and will provide written notice to Buyer (1) on the date the Plant achieves mechanical completion (as such term is defined in the construction contract for the Plant), and (2) not less than [***] days prior to the anticipated Commercial Operation Date. If the Construction Condition is not satisfied on or prior to the Outside Commercial Operation Date, subject to extension on a day for day basis upon the occurrence of a Force Majeure event, then Buyer shall have the option to terminate this Agreement upon written notice to Seller within [***] days of the Outside Commercial Operation Date, following which this Agreement shall terminate and be of no further force and effect, without any liability incurred by Buyer in this regard.
(iii)    Seller currently estimates that the Commercial Operation Date of the Plant will occur on [***] (the “Anticipated Commercial Operation Date”); provided, however, that Seller shall provide written notice to Buyer of any material changes to the Anticipated Commercial Operation Date of the Plant, which notice shall be deemed to amend the Anticipated Commercial Operation Date noted above as well as the T&C Date (as defined below).
(c)    General. The Parties shall use commercially reasonable efforts and shall act in good faith in the fulfillment of all the above conditions precedent. In the event a Party becomes aware that any of the above conditions precedent may not be fulfilled or may not be fulfilled within the time frames set forth above, it shall promptly inform the other Party and the Parties shall promptly assess in good faith if the situation may be rectified (without any obligation to rectify it if this is deemed not possible by any Party).
2.4    Terms and Conditions. The Parties shall use good faith efforts to, on or before the date that is one year prior to the Anticipated Commercial Operation Date (the “T&C Date”), supplement this Agreement with additional terms and conditions relating to operational matters, including forecasting, order process, delivery specifics and other similar logistical provisions (the “Terms and Conditions”), which Terms and Conditions will be attached hereto as Exhibit A; provided, however, that if Seller provides written notice to Buyer stating that Seller requires the Terms and Conditions to be agreed upon prior to the T&C Date, the parties will work together in good faith to agree on the Terms and Conditions by such earlier date specified by Seller. If the Parties are unable, despite good faith efforts to agree on the Terms and Conditions on or before the T&C Date, or such earlier date requested by Seller, if applicable, the Parties shall refer the matter to the dispute resolution in accordance with Section 9.1.
ARTICLE 3
PRICE; QUANTITY; QUALITY
3.1    Pricing.
(a)    Price. The price of Low Carbon-pX during the Term is as set forth on Exhibit B (the “Price”).
(b)    Form of Payment. Each Party shall pay, or cause to be paid, by electronic transfer of same Day funds in U.S. Dollars, all amounts that become due and payable by such Party to a bank account or accounts designated by and in accordance with instructions issued by the other Party.
(c)    Payment Term. Payment of all invoices will be net [***] days, with interest accruing on late payments at the lesser of (i) a rate of [***] from the date due until paid; or (ii) the maximum rate allowed by applicable law; provided, however, that such number of days shall be calculated from the date an invoice is properly submitted hereunder.
(d)    Taxes. The Price is exclusive of sales and use tax, VAT, GST and other similar taxes. Such taxes, if applicable (Applicable Taxes), shall be added separately to Seller’s invoice, and Buyer will remit such taxes to Seller, as applicable. Seller will not invoice or otherwise attempt to collect from Buyer any taxes with respect to which Buyer has provided Seller with (i) a valid resale or exemption certificate, (ii) evidence of direct payment authority or (iii) other evidence, reasonably acceptable to Seller, that such taxes do not apply. Buyer will not be responsible for any taxes measured by the Seller’s net income, taxes measured by Seller’s costs in providing Low-Carbon pX, or taxes imposed through withholding. For the avoidance of doubt, any such taxes incurred as a cost by Seller are included in the price for Low-Carbon pX. If Buyer is required by law to withhold and remit any tax relating to a purchase under this Agreement, Buyer shall be entitled to reduce its payment to Seller by the amount of such tax.
(e)    Delivery Terms; Transfer of Title.
(i)     Unless otherwise agreed to in writing by the Parties, shipment of the Low Carbon-pX supplied hereunder to Buyer shall be made as follows: Incoterms 2020 FCA the Plant. Each Party is entitled, subject to, and to the extent permitted under the terms and conditions of any relevant contract with, the third-party converters, to have its Representative(s) present during all loadings, testing and measurements of the Low Carbon-pX delivered hereunder.
(ii)    The transfer of title and risk of loss to Buyer relating to the Low Carbon- pX supplied hereunder will occur upon goods being handed over to the first carrier at the Plant.(iii)    Any retention of ownership clause contained in an order acknowledgement or from Seller shall be void and without effect. Following the transfer of ownership of Low-Carbon pX, Buyer shall be the exclusive owner thereof. Seller or the Third Party Manufacturer(s), as appropriate, shall therefore inform any relevant third parties that the Low-Carbon pX is exclusively owned by Buyer. Following the transfer of ownership to Buyer, Seller and the Third Party Manufacturers shall not grant any right, lien, charge or privilege over the Low-Carbon pX for the benefit of any third party, without Buyer’s prior written consent, which consent is not to be unreasonably withheld, conditioned or delayed.

(f)     Disputed Payments. In the event of a disagreement concerning any statement or invoice issued pursuant hereto, the owing Party shall make provisional payment of the total amount owing and shall immediately notify the receiving Party of the reasons for such disagreement, except that in the case of an obvious error in computation, the owing Party shall pay the total amount disregarding such disagreement or error. Statements may be contested by a Party only if, within a period of [***] days after a Party’s receipt thereof, the owing Party serves on the receiving Party written notice questioning their correctness. If no such written notice is served, statements shall be deemed correct and accepted by all Parties. The Parties shall cooperate in resolving any dispute expeditiously. Within [***] business days after resolution of any dispute as to a statement, the Party owing a disputed amount, if any, shall pay such amount, with interest at the Interest Rate from the original due date to but not including the date of payment.
3.2    Quantity.
(a)    During each Contract Year, Buyer is obligated to purchase and receive from Seller, and Seller is obligated to sell and deliver to Buyer, the Offtake Amount at the price established herein.
(b)    If at any time Seller reasonably believes it will be unable to supply the Offtake Amount in a given Contract Year (a “Shortfall”), it shall promptly notify Buyer in writing (a “Shortfall Notice”) of the amount of expected shortfall (the “Shortfall Amount”). Seller shall use good faith commercially reasonable efforts to cure the cause of any Shortfall. If Seller is unable to cure such Shortfall during the Shortfall Cure Period, then (i) Buyer’s obligation to purchase the Offtake Amount during the Contract Year when the Shortfall occurred shall be reduced by the Shortfall Amount, and (ii) provided that such Shortfall does not result from a Force Majeure event, Buyer shall be entitled to compensation (“Shortfall Compensation”) from Seller, in an amount not to exceed the Price of the Shortfall Amount and subject to the exclusion of consequential damages provisions set forth in Section 8.3, for direct costs incurred by Buyer caused by Seller’s failure to deliver the Shortfall Amount; provided that Buyer will use commercially reasonable efforts to alleviate or mitigate any such costs relating to the Shortfall Amount and will provide Seller with an accounting and brief description of any of the costs it claims to have incurred in connection therewith. As used herein, “Shortfall Cure Period” means a period equal to [***] days on the Start Date, with a target to reduce such period to [***] days in a linear manner by the end of the Ramp-Up Period, where “Ramp-Up Period” means the period from the Start Date through the earlier of (i) the date the Plant is producing at the demonstrated nameplate capacity run rate (one million dry tons of wood feed per year equivalent) for at least [***] consecutive days and (ii) three (3) months from the Start Date.
(c)    Nothing herein shall (i) confer on either Party (or any of its Affiliates) any right of exclusivity with respect to the purchase and sale of Low Carbon-pX, or (ii) prohibit or restrict either Party’s (or any of its Affiliates’) ability to negotiate and enter into transactions with third parties for the purchase and sale of Low Carbon-pX.
3.3    Quality.
(a)    Specifications. All Low Carbon-pX delivered by Seller during the Term shall meet the specifications set forth in Exhibit C attached hereto (the “Specifications”). CMF and Low Carbon-pX produced at the Plant and to be sold to Buyer pursuant to this Agreement shall be manufactured using [***] Feedstock.
(i)     Seller shall maintain adequate books and records identifying all Feedstocks utilized by the Plant for the purpose of substantiating the kinds and quantity of Feedstock used by the Plant in each billing period such that the Buyer shall be able to adequately support claims to the public that the Feedstock was allocated to the Low Carbon-pX supplied to the Buyer rather than to any other purchaser of Low Carbon-pX during such billing period.

(ii)    In order to confirm the compliance by Seller with this Section 3.3(a), Seller shall grant Buyer, or its outside auditors or consultants, upon not less than [***] day’s prior written notice, but not more than once during any [***] month period during the Term, reasonable access to any books and records referenced in Section 3.3(a)(i) with respect to Feedstocks. Any such audits shall take place during normal business hours in a manner that does not unreasonably interfere with Seller’s operations. Any external auditor or consultant shall enter into Seller’s standard form confidentiality agreement prior to any such entry or access.
(iii)    In the event that Buyer wishes to secure and provide Feedstock to the Seller, the purchase price set forth in Exhibit B will be reduced by an amount equal to the reduction of costs of Feedstocks used to produce the Low Carbon-pX.
(b)    Additional Specifications. The Seller shall cause the Plant to be arranged, designed and constructed to be capable of utilizing petro-ethylene or Low Carbon ethylene for the purpose of manufacturing the Low Carbon-pX in sufficient quantities to satisfy the Seller’s obligations hereunder. Buyer shall, in the Buyer Offtake Notice, select between fossil and non-fossil ethylene for use in the production of the Low Carbon-pX; provided, however, that if Buyer fails to make such selection in a valid Buyer Offtake Notice within [***] days of Seller’s notice that such Buyer Offtake Notice is overdue, Seller shall have the right to make such selection on Buyer’s behalf. Once such selection has been made in writing, or deemed made, it may not be changed except upon mutual agreement of the Parties. If Buyer selects non-fossil ethylene the Price will be adjusted as set forth in Exhibit B.
(c)    Specification Changes. If Buyer requests any changes to the Specifications, including in connection with a change in law, Seller agrees to evaluate such changes to determine, in good faith, if they are technically and commercially feasible and, if so, Seller shall provide a good faith written proposal to Buyer describing any changes in pricing and other terms and conditions required to meet Buyer’s request. Any modification, amendments or alterations to the Agreement shall be mutually agreed to in writing by the Parties. If the Parties do not mutually agree on any modifications, amendments or alterations within ninety (90) days of Seller’s written proposal, this Agreement shall continue in full force and effect without such modification.
(d)    Warranty. EXCEPT AS PROVIDED HEREIN, SELLER MAKES NO OTHER WARRANTY, EXPRESS OR IMPLIED, AND THERE IS EXPRESSLY EXCLUDED ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
3.4    Non-Conforming Product.
(a)    Seller shall deliver to Buyer, with each invoice for Low Carbon-pX delivered hereunder, a certificate of analysis of the Low Carbon-pX (the “Analysis Certificate”) setting forth the quantity and quality of such Low Carbon-pX delivered by Seller to Buyer. The methods of analysis for measuring and determining the quantity and quality of Low Carbon-pX delivered by Seller to Buyer hereunder is to be mutually agreed by the Parties prior to the Start Date (the “Method of Analysis”). Once the Method of Analysis has been agreed by the Parties, Seller shall apply such Method of Analysis and the quantity and quality of Low Carbon-pX delivered shall be determined by Seller at the Plant and set forth in the Analysis Certificate.
(b)    Buyer shall have (i) [***] hours following receipt of the Analysis Certificate to provide Seller with written notice describing in reasonable detail any discrepancy in the quality or quantity of Low Carbon-pX to be delivered pursuant to this Agreement as compared to the quality or quantity described in the Analysis Certificate, and/or (ii) [***] hours following receipt by Buyer of the Low Carbon- pX at Buyer’s premises, but in any event within [***] days of delivery of the Low Carbon-pX to the Buyer’s chosen delivery location for defects other than latent or hidden defects, and (iii) in the case of a latent or hidden defect, within [***] days of the latent or hidden defect having become apparent to Danone, but in any event not later than [***] after receipt of Product, in each case to provide Seller with written notice describing in reasonable detail (together with any applicable evidence or test results) any discrepancy in the quality or quantity of Low Carbon-pX delivered as compared to the quality or quantity set forth in the Analysis Certificate (a “Notice of Non-Conforming Product”). If no Notice of Non-Conforming Product is received within the time frames described above, Buyer will be deemed to have accepted (and shall have the obligation to pay for) such delivered Low Carbon-pX.
(i)     Upon receipt of a Notice of Non-Conforming Product under Section 3.4(b)(i), Seller shall review the Analysis Certificate and compare it to the terms of this Agreement to determine whether a discrepancy exists. Seller’s good faith determination shall be binding upon the Parties.
(ii)    Upon receipt of a Notice of Non-Conforming Product under Section 3.4(b)(ii), the Parties shall work together in good faith to verify whether a discrepancy exists, and Buyer shall provide Seller with any evidence it has to substantiate its claim under the applicable Notice of Non- Conforming Product. If the Parties are unable to agree within [***] days as to whether or not a discrepancy exists, Seller shall have the right to engage a third party inspection company, the cost of which will be shared equally between the Parties, to verify the same, whose determination shall be binding on the Parties with respect to all questions of the quality or quantity of Low Carbon-pX delivered in the applicable order. Such cost for the inspection company will be borne by Seller if the Low Carbon-pX delivered is determined by the inspection company to be Non-Conforming Product.
(c)    If a discrepancy exists with respect to quantity, as determined pursuant to Section (b) above, the mutual determination of the Parties or the inspection company, as applicable, shall control and the invoice for such Low Carbon-pX shall be revised to state the updated quantity.
(d)    If a discrepancy exists with respect to quality, as determined pursuant to Section (b) above, the Low Carbon-pX so delivered subject to discrepancy will be deemed “Non-Conforming Product”, provided, however, that if it is determined that the non-conformity is due to damage to the Low Carbon-pX which is (x) caused by Buyer or its agents, or (y) which occurs subsequent to delivery of such Low Carbon pX at Buyer’s delivery location, then such Low Carbon-pX shall not be deemed Non- Conforming Product. Seller shall, at Buyer’s sole discretion and at Seller’s sole expense, within [***] days of delivery of the Non-Conforming Product either (i) replace the Non-Conforming Product with Low Carbon- pX meeting the specifications set forth in this Agreement, or (ii) relieve Buyer of any obligation to purchase the Non-Conforming Product and, if applicable, reimburse Buyer for any portion paid for such Non- Conforming Product, after which Seller shall have the right to retake title to, and possession of, such Non- Conforming Product. Seller shall indemnify Buyer for all costs and damages resulting from the delivery of Non-Conforming Products, subject to the provisions of Section 8.5 hereunder. If Seller fails to inform Buyer in writing of the manner in which Seller desires that Buyer dispose of the Non-Conforming Products within [***] days of the determination of Non-Conforming Product, then Buyer will be entitled to dispose of the Non-Conforming Products without liability to Seller; provided, however, that in any event Buyer may elect to arrange for the shipment of any Non-Conforming Product back to Seller at Seller’s expense, and Seller will bear all risk of loss with respect to such Non-Conforming Product and will promptly pay or reimburse all reasonable costs incurred by Buyer to return, store or dispose such Non-Conforming Product. Buyer’s payment for any Non-Conforming Product will not constitute acceptance from Buyer, limit or impair Buyer’s right to exercise any rights or remedies hereunder or relieve Seller of responsibility for the Non-Conforming Product. Notwithstanding the foregoing, Seller shall have the right, at its expense, to take back and sell to third parties any Non-Conforming Product.
3.5    Additional Quantities. If at any time prior to the Start Date Seller has additional quantities of Low Carbon-pX being produced at the Plant that it would like to offer to Buyer during the Term, it shall provide written notice thereof to Buyer. Buyer shall then have the option of transferring part of its Reserved Capacity under the OM3 Capacity Reservation Agreement to the Offtake Amount under this Agreement and the Parties shall mutually agree on the pricing for any such transferred commitment amounts. If the Parties are able to agree upon such terms, they shall enter into an amendment to both this Agreement and the OM3 Capacity Reservation Agreement to reflect the same.

3.6    Unclaimed Low Carbon-pX. If Buyer fails to receive delivery of the Low Carbon-pX on an agreed delivery date, Buyer shall be responsible for all storage and demurrage costs relating to such failure and Seller shall provide Buyer an accounting of any such costs. For the avoidance of doubt, Buyer’s failure to receive delivery of Low Carbon-pX shall not excuse Buyer of its obligation to pay therefor.
ARTICLE 4
FORCE MAJEURE
4.1    General.
(a)    Neither Party shall be liable to the other Party if it is rendered unable by an event of Force Majeure to perform in whole or in part any obligation or condition of this Agreement for so long as the event of Force Majeure exists and to the extent that performance is hindered by the Force Majeure event; provided, however, that the Party unable to perform (the “Affected Party”) shall use commercially reasonable efforts to avoid, remove or mitigate the event of Force Majeure, including, when Seller is the Affected Party, by finding suitable substitution solutions (including, for example, through the granting of temporary licenses to third parties for them to manufacture Low-Carbon pX for Buyer); provided, however, that no Party shall be required to settle against its will any strike or labor dispute. During the period that performance by the Affected Party of a part or whole of its obligations has been suspended by reason of an event of Force Majeure, the other non-affected Party likewise may suspend the performance of all or a part of its obligations to the extent that such suspension is commercially reasonable. Force Majeure shall not apply to any obligation to pay money, and is limited solely to performance of non-payment obligations, hereunder.
(b)    If any Force Majeure event lasts more than [***] days after a Party gives written notice thereof to the other Party and the Parties do not agree otherwise within such time period, the Party that is not subject to such Force Majeure Event shall have the right to terminate this Agreement. In the event of a termination under this Article 4, this Agreement shall terminate without liability to either Party by reason of the occurrence of the Force Majeure event.
4.2    Notices and Mitigation Obligation. The Affected Party shall give written notice to the other Party as soon as reasonably possible after the occurrence of an event of Force Majeure, including, to the extent feasible, the details and the expected duration of the Force Majeure event. The Parties shall thereafter consult each other in order to assess the consequences of such Force Majeure event. The Affected Party shall also promptly notify the other Party when the event of Force Majeure has terminated.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES
5.1    Representations and Warranties. Each Party represents and warrants to the other Party as of the Effective Date of this Agreement that:
(a)    such Party is an entity duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized and is qualified to do business in all jurisdictions where it is required to be qualified;
(b)    such Party has the necessary power and authority to enter into, and either it or its Affiliates on its behalf can perform its obligations under, this Agreement;
(c)    such Party has duly authorized the person(s) signing this Agreement to execute this Agreement on its behalf;
(d)    upon execution, this Agreement will be a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms;

(e)    there is no action, suit or proceeding pending or threatened against such Party or any of its Affiliates that would materially and adversely affect its ability to perform its duties and obligations under this Agreement;
(f)     the execution and delivery of this Agreement and its performance by such Party will not violate, result in a breach of, or conflict with any law, rule, regulation, order or decree applicable to such Party, its organizational documents, or the terms of any other agreement binding on such Party or any of its Affiliates;
(g)    such Party has entered into this Agreement and will enter into any transaction hereunder as principal (and not as advisor, agent, broker or in any other capacity, fiduciary or otherwise) and with a full understanding of the material terms and risks of the same, and has made its own independent decision to enter into this Agreement and any transaction and as to whether this Agreement and any transaction are appropriate or suitable for it based upon its own judgment and upon advice from such advisers as it has deemed necessary and not in reliance upon any view expressed by any other Party;
(h)    such Party has had the opportunity to consult with independent legal counsel regarding the material terms and risks of this Agreement, and has consulted with such counsel or voluntarily declined to do so, and such Party is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice) this Agreement, understands and accepts the terms, conditions and risks of this Agreement and any transaction, and is capable of assuming, and assumes, the risks of this Agreement and any transactions contemplated hereunder; and it is capable of assuming those risks; and
(i)     to the best of its knowledge, the other Party (i) is acting solely in the capacity of an arm’s-length contractual counterparty with respect to this Agreement (or any risk management transaction hereunder), (ii) is not acting as a financial advisor or fiduciary or in any similar capacity with respect to this Agreement (or any risk management transaction hereunder) and (iii) has not given to it any assurance or guarantee as to the expected performance or result of this Agreement (or any risk management transaction hereunder).
ARTICLE 6
HARDSHIP
In the event that, during the performance of this Agreement, the technical, political, sustainability, environmental, economic (such as an unforeseeable change in the cost of raw material, Feedstocks, chemicals or transportation and energy), a Change in Law or other circumstances outside the control of the Parties change in such a way that the balance of obligations between the Parties under this Agreement is fundamentally and materially disrupted, the Parties shall immediately consult each other to amend this Agreement as necessary to restore the balance of this Agreement as intended by the Parties at the time of its conclusion.

ARTICLE 7
DEFAULT AND REMEDIES; TERMINATION
7.1    Events of Default. Notwithstanding any other provision of this Agreement, an “Event of Default” shall be deemed to occur with respect to a Party (the “Defaulting Party”) when:
(a)    Such Party fails to make any payments due in excess of [***] US Dollars [***], in the aggregate, when due under this Agreement, and such failure is not promptly addressed following receipt of a written demand therefor from the other Party.
(b)    Except as set forth in subsection (a) above, such Party fails to perform any obligation or covenant to the other Party under this Agreement, which failure is not cured to the reasonable satisfaction of the other Party within [***] days from the date that such Party receives written notice from the other Party of such failure to perform; provided, however, if such matter is not reasonably capable of being cured within such [***] day period, then the cure period shall be extended for up to a total of [***] days; provided further, that the Defaulting Party commences to use diligent efforts to cure such failure to perform within [***] days after notice to cure such breach and provides adequate written plans with respect to such cure within [***] days after notice to cure such breach.
(c)    Such Party breaches any material representation or material warranty made by such Party, or any warranty or representation proves to have been incorrect or misleading in any material respect when made under this Agreement; provided, however, that if such breach is curable, it is only an Event of Default if such breach is not cured to the reasonable satisfaction of the other Party within [***] days from the date that such Party receives notice that corrective action is needed; provided further, that if such matter is not reasonably capable of being cured within such [***] day period, then the cure period shall be extended for up to a total of [***] days so long as the Defaulting Party continues to use diligent efforts to cure such breach.
(d)    Such Party or any of its direct or indirect parent companies becomes or is Bankrupt.
7.2    Remedies for Event of Default. If, upon the expiration of the applicable cure periods, the Event of Default has not been fully remedied, including the payment of any interest or other costs, the Party not in default (the “Performing Party”) may at any time thereafter (unless the Event of Default has been remedied prior to such exercise) exercise the remedies provided herein below, subject to and to the extent permitted by, Applicable Law:
(a)    suspend performance of its obligations under this Agreement until the Event of Default is remedied; and/or
(b)    terminate this Agreement and, if Seller is the non-breaching Party, Buyer shall pay to Seller a termination payment (the “Termination Payment”) in an amount equal to the lesser of (i) the Price of Low Carbon-pX specified in this Agreement as of the date of calculation multiplied by [***] times the yearly Offtake Amount and (ii) the Price of Low Carbon-pX specified in this Agreement as of the date of calculation multiplied by the Total Offtake Amount less any portion of the Total Offtake Amount already purchased by Buyer as of the date of termination. Notwithstanding the foregoing, Seller will use commercially reasonable efforts to mitigate the impact of any such termination and the Termination Payment shall be reduced if Seller is able to enter into a long-term offtake contract with one or more third parties to sell the remainder of the Total Offtake Amount, in which case the Termination Payment will be reduced by an amount equal to the positive difference, if any, between (i) the Termination Payment and (ii) the price charged to any such third parties for the Offtake Amount during such two-year period less any costs associated with identifying and securing such third party buyers. The Parties agree that the actual damages likely to result from the termination of this Agreement are difficult to estimate on the date of this Agreement and would be difficult for Buyer to prove. The Parties intend for the Termination Payment tocompensate Buyer for such early termination and they do not intend for it to serve as punishment for any such early termination by Seller; and/or
(c)    proceed to exercise any other right or remedy that may be available to it under this Agreement, Applicable Law or in equity, including specific performance.
7.3    Termination Without Event of Default. This Agreement may be terminated, without the occurrence of an Event of Default, in the following circumstances:
(a)    In accordance with Article 2.3 (Conditions Precedent);
(b)    In accordance with Section 4.1 (Force Majeure);
(c)    In accordance with Section 9.18 (Change of Control); and
(d)    In accordance with Section 9.20 (Compliance with Sustainability Principles).
7.4    Termination by Buyer. Buyer may terminate the Agreement without the occurrence of an Event of Default at any time by giving [***] months’ notice to Seller. In case of termination of the Agreement by Buyer according to this Section 7.4, Buyer shall pay to Seller the Termination Payment and such remedy shall be Seller’s sole remedy in connection with termination by Buyer according to this Section 7.4.
7.5    Consequences of Termination. In case of termination of this Agreement for any reason other than due to an Event of Default by Buyer, the Maximum Offtake Amount, less any amounts previously rolled over to the OM3 Capacity Reservation Agreement pursuant to the terms of this Agreement, shall automatically be aggregated to the Reserved Capacity under the OM3 Capacity Reservation Agreement at the Price set forth herein.
ARTICLE 8
INDEMNIFICATION; LIMITATION OF LIABILITY
8.1    INDEMNIFICATION BY SELLER. EXCEPT AS OTHERWISE PROVIDED IN THIS ARTICLE 8, SELLER HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS BUYER, ITS AFFILIATES, DIRECTORS, OFFICERS, SERVANTS, CONSULTANTS, AGENTS AND EMPLOYEES FROM AND AGAINST ANY AND ALL LOSSES AND LIABILITIES (i) TO BUYER’S EMPLOYEES, OFFICERS, DIRECTORS, SERVANTS, CONSULTANTS AND AGENTS AND (ii) TO BUYER’S PROPERTY, IN EACH CASE, RESULTING FROM OR IN ANY WAY ATTRIBUTABLE TO OR ARISING OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER OR ITS AFFILIATES, DIRECTORS, OFFICERS, SERVANTS, CONSULTANTS, AGENTS OR EMPLOYEES IN RESPECT OF ANY OBLIGATIONS ARISING UNDER THIS AGREEMENT, EXCEPT WHEN AND TO THE EXTENT THAT THOSE LOSSES AND LIABILITIES RESULT FROM THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD OF BUYER OR ITS AFFILIATES, DIRECTORS, OFFICERS, SERVANTS, CONSULTANTS, AGENTS OR EMPLOYEES OR IN CONNECTION WITH ANY MATERIAL BREACH OF ANY REPRESENTATION OR COVENANTS BY SELLER CONTAINED IN THIS AGREEMENT; PROVIDED THAT THE LOSSES AND LIABILITIES SO INDEMNIFIED SHOULD BE REDUCED INSOFAR AS THOSE LOSSES AND LIABILITIES ARE REDUCED BY INSURANCE PROCEEDS PAID TO OR ON BEHALF OF BUYER.
8.2    INDEMNIFICATION BY BUYER. EXCEPT AS OTHERWISE PROVIDED IN THIS ARTICLE 8, BUYER HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER, ITS AFFILIATES, DIRECTORS, OFFICERS, SERVANTS, CONSULTANTS, AGENTS AND EMPLOYEES FROM AND AGAINST ANY AND ALL LOSSES AND LIABILITIES (i) TO SELLER’S EMPLOYEES, OFFICERS, DIRECTORS, SERVANTS, CONSULTANTS AND AGENTS AND (ii) TO SELLER’S PROPERTY, IN EACH CASE, RESULTING FROM OR IN ANY WAY ATTRIBUTABLE TO OR ARISINGOUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF BUYER OR ITS

AFFILIATES, DIRECTORS, OFFICERS, SERVANTS, CONSULTANTS, AGENTS OR EMPLOYEES IN RESPECT OF ANY OBLIGATIONS ARISING UNDER THIS AGREEMENT, EXCEPT WHEN AND TO THE EXTENT THAT THOSE LOSSES AND LIABILITIES RESULT FROM THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD OF SELLER OR ITS AFFILIATES, DIRECTORS, OFFICERS, SERVANTS, CONSULTANTS, AGENTS OR EMPLOYEES OR IN CONNECTION WITH ANY MATERIAL BREACH OF ANY REPRESENTATION OR COVENANTS BY SELLER CONTAINED IN THIS AGREEMENT; PROVIDED THAT THE LOSSES AND LIABILITIES SO INDEMNIFIED SHOULD BE REDUCED INSOFAR AS THOSE LOSSES AND LIABILITIES ARE REDUCED BY INSURANCE PROCEEDS PAID TO OR ON BEHALF OF SELLER.
8.3    EXCLUSION OF CONSEQUENTIAL DAMAGES. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY UNDER ANY PROVISION OF THIS AGREEMENT FOR LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, PUNITIVE, EXEMPLARY, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES IN TORT, CONTRACT OR OTHERWISE, OF ANY KIND, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE PERFORMANCE, THE SUSPENSION OF PERFORMANCE, THE FAILURE TO PERFORM OR THE TERMINATION OF THIS AGREEMENT, UNLESS SUCH CONSEQUENTIAL DAMAGES ARISE FROM (i) THE OTHER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT THAT ARE PAYABLE TO A THIRD PARTY, OR (ii) THE OTHER PARTY’S BREACH OF SECTION 9.4; PROVIDED, HOWEVER, THAT THE AMOUNTS SELLER EXPECTS TO RECEIVE, OR HAS RECEIVED, UNDER THIS AGREEMENT, INCLUDING ANY TERMINATION PAYMENT, SHALL NOT BE DEEMED TO BE CONSEQUENTIAL DAMAGES OR ANY OTHER TYPE OF DAMAGE WAIVED UNDER THIS SECTION 8.3.
8.4    NON-DELIVERY. EXCEPT AS SET FORTH IN SECTIONS 3.2 AND 3.4, SELLER SHALL HAVE NO LIABILITY FOR ANY LOW CARBON-PX ACCEPTED BY BUYER, OR DEEMED TO BE ACCEPTED BY BUYER. IF SELLER FAILS TO DELIVER THE ENTIRE OFFTAKE AMOUNT IN ANY GIVEN CONTRACT YEAR TO THE EXTENT REQUIRED TO DO SO UNDER THIS AGREEMENT, BUYER’S SOLE REMEDY AND SELLER’S SOLE LIABILITY FOR ANY DAMAGES ARISING THEREFROM SHALL BE LIMITED AS SET FORTH IN SECTION 3.2 (b).
8.5    SELLER’S LIMITATION OF LIABILITY. SELLER’S SOLE LIABILITY AND BUYER’S SOLE REMEDY FOR ANY DAMAGES INCLUDING, WITHOUT LIMITATION, PRODUCT DAMAGES, SHALL BE LIMITED TO THE GREATER OF (A) THE PRODUCT OF TWO TIMES THE YEARLY OFFTAKE AMOUNT MULTIPLED BY THE PRICE, AND (B) THE CUMULATIVE TOTAL OF PAYMENTS MADE BY BUYER TO SELLER UNDER THIS AGREEMENT AS OF THE DATE OF ANY APPLICABLE CLAIM.
8.6    BUYER’S LIMITATION OF LIABILITY. BUYER’S SOLE LIABILITY AND SELLER’S SOLE REMEDY FOR ANY DAMAGES SHALL BE LIMITED TO THE AMOUNT OF THE TERMINATION PAYMENT.
8.7    Notice of Claim. Unless a shorter time-frame is expressly referenced herein, Buyer must notify Seller of any Claim in writing under this Agreement within [***] days of the event giving rise to the Claim or such Claim will be waived.
8.8    Insurance Requirements. Throughout the Term, Seller shall carry, at its sole cost and expense, insurance against such losses and risks and in such amounts as management of Seller believes to be prudent and customary.
ARTICLE 9
MISCELLANEOUS
9.1    Dispute Resolution. At the request of either Party at any time or from time to time after the date of this Agreement in a notice to the other Party, the Parties each agree to have managing officersnegotiate in good faith to resolve any disputes under this Agreement. Except for an Event of

Default set forth in Section 7.1, if, after a period of [***] days from the date of any such notice, the respective managing officers of the Parties have been unable to resolve such dispute, the Parties agree that thereafter either Party shall be free to exercise whatever rights or remedies it may then have at law or equity.
9.2    Governing Law. THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES ARISING OUT OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED, ENFORCED, AND PERFORMED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING THE NEW YORK UNIFORM COMMERCIAL CODE), AS THE SAME MAY BE AMENDED FROM TIME TO TIME, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK. EACH PARTY AGREES THAT ANY SUIT ARISING OUT OF THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON SUCH PARTY BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 9.9. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY WAIVES AND AGREES NOT TO ASSERT AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT (i) THAT IT IS NOT SUBJECT TO SUCH JURISDICTION, (ii) THAT SUCH ACTION, SUIT OR PROCEEDING IS BROUGHT IN AN INCONVENIENT COURT OR (iii) THAT SUCH COURT OR VENUE IS OTHERWISE IMPROPER.
9.3    Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO A DISPUTE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
9.4    Costs and Attorneys’ Fees. All costs and expenses incurred by any Party in connection with the negotiation, execution or performance of this Agreement shall be exclusively borne by such Party and shall not be reimbursed by the other Party except as otherwise expressly provided in this Agreement.
9.5    Confidentiality.
(a)    The Parties have entered into that certain Confidentiality Agreement set forth on Exhibit D and incorporated herein by reference. Subject to the provisions of Section 9.5(b), nothing in this Agreement is intended to modify or supersede the provisions of the Confidentiality Agreement, and the Confidentiality Agreement shall remain in full force and effect after the execution of this Agreement and the term of the Confidentiality Agreement shall be deemed to be amended hereby to run concurrently with the term of this Agreement.
(b)    Except to the extent required by law, neither Party may make or issue any press release, public announcement or statement regarding this Agreement or any transactions contemplated hereunder, and neither Party may use the other Party’s name or logo in any marketing or advertising campaigns, without the consent of the other Party (which may not be unreasonably withheld); provided however, that (i) the Parties shall first discuss the content of such public statement, communication or press release between them and (ii) such public statement, communication or press release shall be limited to the general terms of this Agreement without any disclosure, in particular, of its economic terms, subject to Applicable Laws.
9.6    Relationship of Parties. The Parties understand and agree that (a) no Party is an agent, employee, contractor, vendor, representative or partner of the other Party, (b) no Party shall owe a fiduciary duty to the other Party or hold itself out as a fiduciary of the other Party and (c) no Party is capable of binding the other Party to any obligation or liability except as otherwise provided herein. Neither the execution nor delivery of this Agreement, or consummation of the transactions contemplated hereby, shallcreate or constitute a partnership, joint venture or any other form of business organization or arrangement among the Parties. Except to the extent otherwise provided herein, in performing its obligations hereunder, Seller shall be an independent contractor, and Seller shall not be deemed for any purpose to be an agent, servant, employee or representative of Buyer. Seller shall have full legal charge and control of its contractors, employees, agents and equipment in the performance of its obligations. Buyer shall have no control or right of control of Seller, its contractors, or any of their employees and agents, or of the method or means by which Plant operations are to be performed.
9.7    No Oral Modifications. This Agreement may not be amended or modified except by written agreement executed by each of the Parties.
9.8    Survival. Except as expressly set forth herein, termination or expiration of this Agreement, however caused, shall be without prejudice to any obligations or rights of either of the Parties which may have accrued before termination or expiration and shall not affect any provision of this Agreement which is expressly or by implication intended to come into effect on, or to continue in effect after, such termination or expiry, including all payment, indemnification (including the payment and indemnification obligations that arise out of termination provisions) and confidentiality obligations shall survive the expiration or termination of this Agreement.
9.9    Notices. Any and all notices and other communications that are required or permissible pursuant to this Agreement shall be in writing and shall be deemed given upon receipt, if sent by certified mail with delivery receipt or by an internationally recognized courier. The Parties designate the following addresses for the foregoing legal effects:

If to Seller:
c/o Origin Materials
930 Riverside Pkwy, Suite 10
West Sacramento, CA 95605
Attention: Legal & Compliance Department
Telephone: (916) 231-9329
Email: legal@originmaterials.com

with a copy to:

Clean Energy Counsel, LLP
555 Montgomery Street, Suite 1205
San Francisco, CA 94111
Attention: Marlena C. Schultz
Telephone: (408) 442-5990
Email: marlena@cleanenergycounsel.com

If to Buyer:

Danone Asia Pte Ltd
60 Anson road, Mapletree Anson #09-03/04
Singapore 079914
Attention: Procurement Department
9.10    Counterparts and Digital Copies. This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute one agreement binding on the Parties, notwithstanding that all Parties are not signatories to the same counterpart. Furthermore, a portable document format (.pdf) copy shall be deemed valid and binding on the Parties and shall have the same effect as an original.
9.11    Integration. The terms and provisions contained in this Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof, and this Agreement supersedes all other previous undertakings, representations and agreements, both oral and written, between the Parties with respect to the transaction contemplated hereunder. All appendices, exhibits, and other attachments to which reference is made in this Agreement are hereby incorporated by such reference and made a part of this Agreement for all purposes.
9.12    Pioneer Offtake. Reference is hereby made to that certain Amended and Restated Offtake Supply Agreement dated as of May 17, 2019, by and between Seller and Buyer (as the same may be further modified, amended, restated or supplemented, the “Pioneer Offtake”). The Parties agree that, notwithstanding anything to the contrary set forth therein, to the extent the provisions of this Agreement are in conflict with the provisions in the Pioneer Offtake, the provisions set forth in this Agreement shall govern and the corresponding provisions in the Pioneer Offtake shall be deemed null and void. For the avoidance of doubt, the Parties agree that this Agreement shall be deemed to be in conflict with, and therefor supersede, the following provisions in the Pioneer Offtake: Article 6 (New Plant), and Article 25 (Breach of Deadline Dates). The Parties further agree that this Agreement satisfies the requirements of Article 14.3 (Priority Rights with Respect to the Output of New Plant) as it relates to the Plant and that for the purpose of Article 14.3.5 of the Pioneer Offtake, the term of the New Plant Offtake Supply Agreement shall start on the Commercial Operation Date (as this term is defined in this Agreement).
9.13    Financing Cooperation. Buyer acknowledges and agrees that this Agreement and the transactions contemplated hereby are fundamental to Seller’s ability to secure financing for the design, construction, development, operation and/or maintenance of the Plant. Buyer will provide such cooperation as Seller may reasonably request in connection with obtaining financing for the design, construction, development, operation and/or maintenance of the Plant, including providing customary information and documentation to any financing parties with respect to this Agreement and executing such reasonable forms of consent and assignment agreement as are customary in a project financing of such magnitude. In connection with such financing efforts, and notwithstanding any contrary provision of this Agreement including, in particular, Section 9.5(b) or of the Confidentiality Agreement, Seller may publicly disclose the existence of this Agreement; provided, however, that Seller may only disclose the terms of this Agreement to financing parties who are bound by confidentiality obligations at least as protective as those in the Confidentiality Agreement.
9.14    Severability. Each provision of this Agreement is separate and distinct and, if a provision of this Agreement is determined to be invalid, illegal or unenforceable, all other provisions will remain in full force and effect.
9.15    No Waiver. A failure to act or delay in acting by a party with respect to a non-performance, or the non-exercise of a right, under this Agreement will not operate as a waiver of that performance or of that right. The waiver of a right under this Agreement by a party will not be effective unless it is given in a signed writing, in which case it will be effective in the specific instance and for the specific purpose given.
9.16    Intellectual Property Rights. Except as provided in any other written agreement between the Parties, all Intellectual Property Rights supplied by a Party for the manufacture of products under this Agreement, if any, are the exclusive property of that Party and neither the other Party nor any third party shall acquire, by its activity or the performance of its obligations hereunder, any ownership, license or right whatsoever to any of such Intellectual Property Rights.
9.17    Activity Report. Seller agrees to provide Buyer with an activity report including:
(a)    volumes and turnover of CMF and Low Carbon-pX manufactured and supplied and/or made available to Buyer on a monthly basis;

(b)    the performance rate, service level and a quality assessment for the Seller before the end of each calendar quarter.
(c)    Seller shall make available to Buyer any reasonably required relevant documentation relating to the performance of this Agreement, during its Term and for a period of three (3) years after its expiration or termination.
9.18    Change of Control. In the event that (a) a Change of Control that constitutes a Material Adverse Change occurs with respect to the Seller or such Change of Control results in a Material Adverse Change to Buyer or (b) any Competitor shall directly acquire equity interests giving it the voting power (under ordinary circumstances) to elect a majority of Seller’s board of directors, Buyer shall have the right to terminate this Agreement upon notice to Seller.
9.19    Compliance with Applicable Laws. In performing its obligations under this Agreement, Seller shall comply at all times with all Applicable Laws.
9.20    Compliance with Sustainability Principles.
(a)    Seller shall respect and comply with the “Sustainability Principles” set forth in Exhibit E which include:
(i)     the Fundamental Social Principles;
(ii)    the Fundamental Environmental Principles; and
(iii)    the Business Ethics Principles.
(b)    To this end, Seller represents that the principles set out in the Fundamental Social Principles document and the Business Ethics Principles document have already been implemented by Seller and have been or will be implemented by each Affiliate involved in the performance of this Agreement and agrees to, and shall ensure that the employees, agents, suppliers (including but not limited to the suppliers responsible for supplying the Feedstocks and Third Party Manufacturers, if any) and sub- contractors of Seller comply with said principles, throughout all stages of production, during the Term of this Agreement. Seller shall also strive to continuously work to fully implement the principles laid down in the Fundamental Environmental Principles document.
(c)    To enable Seller to better follow up the implementation of the Sustainability Principles within its organization and to enable Buyer to obtain updated relevant information about such implementation, Seller shall register all of its production sites supplying such information to Buyer on a specialized internet platform recommended by Buyer.
(d)    The Parties agree that Buyer or its authorized representatives shall have the right upon reasonable notice to monitor Seller’s adherence to and implementation of the Sustainability Principles. Buyer shall have the right to audit the manufacturing and/or warehousing sites of the Seller, upon reasonable notice, and subject to Seller’s reasonable safety protocols, to confirm compliance with the Sustainability Principles. Seller shall cause each Third Party Manufacturer, if any, to grant this audit right to Buyer with respect to the manufacturing and/or warehousing sites of such Third Party Manufacturer.
(e)    If Seller breaches this Section 9.20, the Parties shall meet at Buyer’s request and discuss the reasons leading to such breach. The Parties shall then develop, and Seller shall implement, corrective actions with an appropriate time schedule to cure such breach as directed by Buyer.
(f)     If such corrective actions are not implemented to Buyer’s satisfaction in accordance with the agreed time schedule or if the breach by Seller of any of the Sustainability Principles recurs, Buyer shall be entitled by written notice to Seller to cancel any outstanding purchase orders and/

or to terminate this Agreement for breach in accordance with Section 7.3(d), without liability to Seller and without prejudice to any damages, rights or remedies to which Buyer may be entitled.
(g)    Seller acknowledges that it is familiar with Buyer’s Purchasing Code of Ethics attached as Exhibit F (the “Code”,) and agrees to disclose to Buyer any breach of the Code by it or any other Person that is subject to such Code, promptly after having knowledge thereof. To this end, Seller shall either inform its usual Buyer contact directly or any Buyer person in the relevant organization; or use Buyer’s confidential dedicated Internet site (at [***]).
(h)    Seller shall, according to the provisions set forth in Exhibit G, register on Sedex, which is a platform relating to the performance by Seller on sustainability issues.
(i)     Seller shall cause any Affiliates involved in the performance of this Agreement to comply with this Section 9.20.
9.21    Crisis Management. In the event of any case of a “Crisis” or “Incident” as defined in the Exhibit H:
(a)    Seller shall implement the agreed crisis management procedure as attached in Exhibit H;
(b)    Seller shall not make any public statement, communication or press release, without Buyer’s prior written consent, which consent is not to be unreasonably withheld, conditioned or delayed; and
(c)    any public statement or communication or press release relating to the Crisis or Incident or generally the relationship with Buyer, must be approved in writing by Buyer before it is made public.
9.22    Non-Solicitation.
(a)    During the Term and for a period of [***] months following its expiration or termination for any reason, neither Party shall solicit, recruit, hire or otherwise employ or retain, directly or indirectly (including through any Affiliate), any person employed by the other Party (or any of its Affiliates) who is or has been involved in the negotiations and/or the performance of this Agreement, in whole or in part, even if such Party is contacted for that purpose by such employee, except for general solicitation of employment not directed at such persons.
(b)    Each Party acknowledges and agrees that the above undertaking is intended to protect each Party’s respective trade secrets and goodwill.
(c)    In the event a Party breaches this Section 9.22, the breaching Party shall pay the non-breaching Party, upon its demand, an amount, as liquidated damages for breach of this Section 9.22, equal to the aggregate compensation (including bonuses or the pro rata portion thereof) paid by the non- breaching Party to such employee during the [***] months prior to the date such employee commences to be employed by or provide services to the soliciting Party.
9.23    Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties, their respective successors and permitted assigns.
(a)    Except as set forth in this Section 9.23, Seller shall not assign or otherwise transfer, in whole or in part, any of its rights or obligations under this Agreement without Buyer’s prior written consent which consent shall not be unreasonably withheld, conditioned or delayed, except that Buyer’s consent shall not be required in the case of an assignment to (i) an Affiliate of Seller, or (ii) the collateral assignment of this Agreement to a financial institution providing financing to Seller or an Affiliate of Seller.

(b)    Buyer shall not assign or otherwise transfer, in whole or in part, any of its rights or obligations under this Agreement to any Person without the written consent of Seller, which consent shallnot be unreasonably withheld, conditioned or delayed, except that Seller’s consent shall not be required (but written notice shall be required) in the case of an assignment to an Affiliate of Buyer.
(c)    Any attempted assignment in violation of this Section 9.23 shall be null and void ab initio and the non-assigning Party shall have the right, without prejudice to any other rights or remedies it may have hereunder or otherwise, to terminate this Agreement effective immediately upon notice to the Party attempting such assignment.
9.24    Subcontracting. Seller shall not use any Third Party Manufacturers in the production of Low Carbon-pX under this Agreement, without Buyer’s prior written consent which shall not be unreasonably withheld or delayed. In case of subcontracting to Third Party Manufacturers, the following shall apply:
(a)    Seller shall remain primarily liable to Buyer for the performance by its subcontractor of its obligations under this Agreement;
(b)    Seller shall be solely responsible for payment of any sum due to its subcontractor; and
(c)    Seller shall be responsible for compliance with all Applicable Laws relating to the involvement of such subcontractor in the performance of this Agreement.
[Signature page to follow.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

ORIGIN MATERIALS OPERATING, INC.,
a Delaware Corporation

By:
Name:
Title:

DANONE ASIA PTE LTD

By:
Name:
Title:
SIGNATURE PAGE TO OM2 OFF-TAKE SUPPLY AGREEMENT

LIST OF EXHIBITS

Exhibit A	Terms and Conditions
Exhibit B	Price of Low Carbon-pX
Exhibit C	Technical Specifications Low Carbon-pX
Exhibit D	Confidentiality Agreement
Exhibit E	Buyer’s Sustainability Principles
Exhibit F	Buyer’s Purchasing Code of Ethics
Exhibit G	Sedex Platform
Exhibit H	Crisis Management Procedure
Exhibit I	Competitors
Exhibit A

EXHIBIT E
BUYER’S SUSTAINABILITY PRINCIPLES
To be attached.
Exhibit E

Sustainability Principles
Fundamental Social Principles
CHILD LABOUR
The company does not employ children aged under 15.
If the law sets a higher minimum working age or compulsory schooling is to a higher age, it is this limit that applies.
Educational programs and training are not included in this limitation.
FORCED LABOUR
The company does not use forced or compulsory labor, meaning any work or service performed under threat or that is not consented to by the person concerned.
DISCRIMINATION
With due regard for Applicable Law, the company refuses to engage in any discriminatory practices.
Discrimination means any distinction, exclusion or preference limiting equality of opportunity or treatment.
It may be based on race, color, sex, sexual orientation, religion, political opinion, age, nationality, family obligations or other considerations.
FREEDOM OF ASSOCIATION AND RIGHT TO COLLECTIVE BARGAINING
The company recognizes and respects employees’ freedom of association and their right to freely choose their representatives.
The company also recognizes employees’ right to collective bargaining.
The company ensures that employee representatives do not suffer any discrimination.
HEALTH CARE AND SAFETY AT WORK
The company ensures that the workplace and its environment do not endanger the physical integrity or health of employees.
Action to reduce the causes of accidents and improve working conditions is the object of ongoing programs.
Sanitary equipment, canteens and housing provided to employees are built and maintained in accordance with applicable legal requirements.As a minimum, the company must provide employees with safe drinking water, clean toilets in adequate number, adequate ventilation, emergency exits, proper lighting and access to medical care.
7 WORKING HOURS
The company must ensure that national applicable legal restrictions on working hours, including overtime, are complied with.

Employees have at least one day off each week, apart from exceptional circumstances and for a limited period.
7 PAY
The company ensures that:
•no wage is lower than the applicable legal minimum;
•all employees receive a pay slip;
•employees receive a decent wage, as compared to standard pay practices in their country;
•wage rates for overtime are in all cases higher than for normal hours.
Fundamental Environmental Principles
1 PRESERVATION OF RESOURCES
PRODUCTION
The company shall work on minimizing the consumption of energy coming from all the sources.
It will develop the use of renewable energy.
PACKAGING
The company shall work on minimizing product’s packaging for optimizing the product service (Eco-conception). To do so, the company shall endeavor to use the recycled Raw Material, contribute to developing recycling and recycling fields.
LOGISTICS
The company shall optimize transportation to reduce fuel consumption.
WATER
The company shall minimize the water consumption.
2 CHEMICALS
The company shall reduce the use of chemicals and fertilizers and exclude the use of chemicals and fertilizers which are hazardous to the health of employees and consumers.
3 CLIMATE CHANGE & GREENHOUSE GASES EMISSIONS
The company shall work at measuring direct and indirect greenhouse gases emissions of its different activities.
The company shall work at minimizing its overall greenhouse gases emissions.
4 ENVIRONMENTAL MANAGEMENT
The company shall work at measuring and controlling its environmental risks.

The company shall work at measuring its transported, imported and hazardous wastes according to the Basel Convention.
The company shall aim to put in place the environmental management system recognized by national/international authorities.
5 ANIMAL TESTING
Suppliers who provide either milk or meat to Danone should incorporate measures to protect the welfare of their livestock. Animal testing should not be performed if another scientifically satisfactory method of obtaining the result sought, not entailing the use of an animal, is reasonably and practically available.
Business Ethics Principles
The highest standards of ethical, moral and lawful conduct are expected from our suppliers. In particular, we expect our suppliers, their agents and their contractors, to be familiar with and comply with all legal and contractual obligations relating to their business activities, and we will not accept any conduct (including by omission) that is unlawful or that violates such obligations. Further, we prohibit the offer or receipt of gifts, hospitality or expenses whenever such arrangements could affect the outcome of business transactions and are not reasonable.

EXHIBIT G
SEDEX PLATFORM
To be attached.
Exhibit G

Each Danone’s selected supplier shall have to register on Sedex.
Sedex is a common data platform, issued from a responsible sourcing initiative called AIM- PROGRESS.
Major FMCG companies (Mars, Diageo, Cadbury Schweppes, Kraft, Nestle, PepsiCo and Unilever) are taking part in the project whose objective is to develop a common approach towards supplier performance on the main sustainability issues (Labor Standards, Health & Safety, Environment and Business Integrity).
Sedex platform gives a supplier the opportunity to share its information not only with Danone but with any of the other AIM-PROGRESS members.
Therefore, each supplier selected by Danone shall register on Sedex platform (www.sedex.org.uk) for each of its production sites Danone. This will allow the supplier:
•to upload, store and share its information with as many of its customers as it choose to select;
•to satisfy the ethical information requirement for any of its customers who are members of Sedex;
•to upload audit results and to share them with its customers;
•to avoid multiple audits from different customers – all the members of AIM-PROGRESS group mutually recognize the audits done by any one of them.
The security of all data is of paramount importance to Danone and Sedex, and data can only be shared between companies in a supply chain relationship. As the owner of a site, the supplier must explicitly grant access to member companies within its supply chain.